Exhibit 99.1

Dolby Laboratories Reports FY 2008 Fourth Quarter and Year-End Results

SAN FRANCISCO--(BUSINESS WIRE)--November 6, 2008--Dolby Laboratories, Inc. (NYSE:DLB) today announced the Company's financial results for the fourth quarter and fiscal year ended September 26, 2008.

For the fourth quarter, Dolby reported total revenue of $163.1 million, compared to $129.0 million for the fourth quarter of fiscal 2007, an increase of 26 percent. Fourth quarter net income was $48.6 million, or $0.42 per diluted share, compared to $44.2 million, or $0.39 per diluted share, for the fourth quarter of fiscal 2007.

For fiscal year 2008, Dolby reported total revenue of $640.2 million, compared to $482.0 million for fiscal year 2007, an increase of 33 percent. Net income for fiscal year 2008 was $199.5 million, or $1.74 per diluted share, compared to $142.8 million, or $1.26 per diluted share, for fiscal year 2007.

Net income for the fourth quarter and fiscal year 2008 reflects stock-based compensation expense of $5.5 million and $22.7 million, respectively, compared to $5.1 million and $19.8 million for the same periods in fiscal 2007.

Net income for the fourth quarter and fiscal year 2008 also reflects charges related to the amortization of intangibles of $3.1 million and $12.5 million, respectively, compared to $1.3 million and $3.3 million for the same periods in fiscal 2007.

"Fiscal 2008 was a strong year for us, as we continued to benefit from the adoption of Dolby technologies globally," said Bill Jasper, President and Chief Executive Officer of Dolby Laboratories. “We finished fiscal 2008 with excellent profitability, a strong balance sheet, a global brand, and a continued focus on driving the adoption of existing and new technologies across our markets.”

Guidance

Dolby expects fiscal 2009 revenue to be $660 million to $720 million. Net income is expected to be $184 million to $208 million. Earnings per diluted share are expected to be $1.57 to $1.77. Included in Dolby’s fiscal 2009 earnings guidance is approximately $5.0 million in estimated restructuring charges for the consolidation of manufacturing operations. The impact of this restructuring charge on net income is approximately $3.0 million, or $0.03 per diluted share. While under FAS 123R, stock-based compensation expense may vary based on factors such as stock price or volatility, Dolby expects stock-based compensation expense for the full year to be approximately $25 million. In addition, Dolby expects charges related to the amortization of intangibles for fiscal 2009 to be approximately $13 million.

The Company's Conference Call Information

Members of Dolby management will lead a conference call open to all interested parties to discuss Dolby Laboratories’ Q4 and fiscal 2008 year-end financial results at 2:00 p.m. PT/5:00 p.m. ET, Thursday, November 6, 2008.

Access to the teleconference will be available over the Internet from http://investor.dolby.com/medialist.cfm or by dialing 888-205-6875. International callers can access the conference call at 913-981-5582.

A replay of the call will be available beginning at 5:00 p.m. PT on November 6, 2008 until 9:00 p.m. PT on November 13, 2008 at 888-203-1112 (international callers can access the replay at 719-457-0820) using confirmation code 1214655. An archived version of the teleconference will also be available on www.dolby.com.

Forward-Looking Statements

Certain statements in this press release, including statements relating to Dolby's expectations regarding revenue, net income, earnings per diluted share, stock-based compensation expense and charges relating to the amortization of intangibles, for the fiscal year ending September 25, 2009, and the expected future benefits from our global brand and driving adoption of our existing and new technologies, are “forward-looking statements” that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations, and as a result of certain risks and uncertainties, actual results may differ materially from those projected. The following important factors, without limitation, could cause actual results to differ materially from those in the forward-looking statements: risks associated with trends in the markets in which Dolby operates, including trends related to DVD and Blu-ray Disc™, broadcast, personal computer, gaming, mobile, or portable device markets, and trends relating to the development of additional and newer markets for Dolby technologies; general economic risks both domestically and internationally; the timing of Dolby's receipt of royalty reports and/or payments from its licensees; Dolby’s accuracy of calculation of royalties due to its licensors; Dolby’s ability to develop, maintain, and strengthen relationships with industry participants; Dolby’s ability to develop and deliver innovative technologies in response to new and growing markets in the entertainment industry; competitive risks; risks associated with conducting business in China and other countries, including countries that have historically limited recognition and enforcement of intellectual property and contractual rights; risks associated with the motion picture industry generally; the development and growth of the market for digital cinema and digital 3D and Dolby’s ability to successfully penetrate this market; Dolby’s ability to expand its business generally, and to expand its business beyond sound technologies to other technologies related to digital entertainment delivery, including acquiring and successfully integrating businesses or technologies; and other risks detailed in Dolby’s Securities and Exchange Commission filings and reports, including the risks identified under the section captioned “Risk Factors” in its most recent Quarterly Report on Form 10-Q. Dolby disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events, or otherwise.

About Dolby Laboratories

Dolby Laboratories (NYSE:DLB) is the global leader in technologies that are essential elements in the best entertainment experiences. Founded in 1965 and best known for high-quality audio and surround sound, Dolby® innovations enrich entertainment at the movies, at home, or on the go. Visit www.dolby.com for more information.

Dolby and the double-D symbol are registered trademarks of Dolby Laboratories. All other trademarks remain the property of their respective owners. S08/20618 DLB-F

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Fiscal Quarter Ended		Fiscal Year-to-Date Ended
	September 28, 2007	September 26, 2008	September 28, 2007	September 26, 2008
	(unaudited)
	(in thousands, except per share amounts)
Revenue:
Licensing	$103,305	$137,756	$387,117	$537,363
Product sales	19,617	18,586	67,487	72,284
Services	6,041	6,788	27,424	30,584
Total revenue	128,963	163,130	482,028	640,231

Cost of revenue:
Cost of licensing	2,151	3,623	28,438	15,802
Cost of product sales (1)	9,978	9,806	34,497	39,455
Cost of services (1)	2,860	3,120	11,330	12,520
Total cost of revenue	14,989	16,549	74,265	67,777
Gross margin	113,974	146,581	407,763	572,454
Operating expenses:
Selling, general and administrative (1)	50,536	62,815	178,802	224,090
Research and development (1)	12,459	17,082	44,109	62,080
Gain on settlements	(250)	-	(2,100)	(499)
Total operating expenses	62,745	79,897	220,811	285,671
Operating income	51,229	66,684	186,952	286,783
Other income, net	5,346	4,750	22,464	15,019
Income before provision for income taxes and controlling interest	56,575	71,434	209,416	301,802
Provision for income taxes	(12,064)	(22,254)	(65,131)	(100,770)
Income before controlling interest	44,511	49,180	144,285	201,032
Controlling interest in net income, net of tax	(353)	(621)	(1,454)	(1,574)
Net income	$44,158	$48,559	$142,831	$199,458

Basic earnings per share	$0.40	$0.43	$1.31	$1.79
Diluted earnings per share	$0.39	$0.42	$1.26	$1.74

Weighted-average shares outstanding (basic)	110,112	112,342	109,202	111,492
Weighted-average shares outstanding (diluted)	114,118	115,010	113,573	114,781

(1) Stock-based compensation included above was classified as follows:
Cost of product sales	$232	$183	$911	$853
Cost of services	41	51	148	177
Selling, general and administrative	3,875	4,110	15,334	17,267
Research and development	936	1,136	3,448	4,413

DOLBY LABORATORIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	September 28, 2007	September 26, 2008
	(unaudited)
	(in thousands)
ASSETS
Current assets:
Cash and cash equivalents	$368,467	$394,761
Short-term investments	231,217	119,667
Accounts receivable, net	28,165	27,650
Inventories	14,883	18,133
Deferred taxes	73,686	91,824
Prepaid expenses and other current assets	17,000	39,834
Total current assets	733,418	691,869

Property, plant and equipment, net	85,552	87,915
Intangible assets, net	35,389	83,060
Goodwill	39,364	250,356
Long-term investments	73,224	180,996
Deferred taxes	12,393	24,900
Other assets	12,357	17,050
Total assets	$991,697	$1,336,146

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$119,068	$156,925
Income taxes payable	9,051	4,811
Current portion of long-term debt	1,563	1,593
Deferred revenue	13,522	37,344
Total current liabilities	143,204	200,673

Long-term debt	9,691	7,782
Long-term deferred revenue	5,073	6,171
Deferred taxes	-	16,755
Other non-current liabilities	14,294	33,414
Total liabilities	172,262	264,795

Controlling interest	22,279	22,098
Stockholders' equity:
Class A common stock	49	52
Class B common stock	61	60
Additional paid-in capital	375,830	434,907
Retained earnings	409,749	609,495
Accumulated other comprehensive income	11,467	4,739
Total stockholders' equity	797,156	1,049,253
Total liabilities and stockholders' equity	$991,697	$1,336,146

CONTACT:
Dolby Laboratories
Alex Hughes, 415-645-4572 (Investors)
investor@dolby.com
Jeanne Alford, 415-645-5000 (Media)
news@dolby.com